Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 163 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc., and to the incorporation by reference of our reports, dated February 28, 2017, on the Active International Allocation Portfolio, the Asia Opportunity Portfolio, the Advantage Portfolio, the Emerging Markets Breakout Nations Portfolio, the Emerging Markets Leaders Portfolio, the Emerging Markets Portfolio, the Emerging Markets Small Cap Portfolio, the Emerging Markets Fixed Income Opportunities Portfolio, the Frontier Markets Portfolio (formerly Frontier Emerging Markets Portfolio), the Global Advantage Portfolio, the Global Concentrated Portfolio, the Global Core Portfolio, the Global Discovery Portfolio, the Global Franchise Portfolio, the Global Infrastructure Portfolio, the Global Insight Portfolio, the Global Opportunity Portfolio, the Global Quality Portfolio, the Global Real Estate Portfolio, the Growth Portfolio, the Insight Portfolio, the International Advantage Portfolio, the International Equity Portfolio, the International Opportunity Portfolio, the International Real Estate Portfolio, the Multi-Asset Portfolio, the Small Company Growth Portfolio, the US Core Portfolio, and the U.S. Real Estate Portfolio (the twenty nine portfolios comprising Morgan Stanley Institutional Fund, Inc.) included in the Annual Reports to shareholders for the fiscal year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 28, 2017